Exhibit 99
NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS JUNE SALES

HOUSTON, TX, July 9, 2009 - Stage Stores, Inc. (NYSE: SSI) today reported that its total sales for the five week June period ended July 4, 2009 decreased 10.1% to $128 million from $142 million in the prior year five week June period ended July 5, 2008.  Comparable store sales decreased 12.6% this year versus an increase of 1.2% last year.

Cosmetics continued as the strongest family of business and achieved a comparable store sales increase during June.  With regard to region of the country, the South Central was the Company’s best performing region and the Northeast was its weakest.

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2009	2008	2009	2008
1st Quarter	(9.0)%	(5.4)%	$333	$353
May	(7.2)	0.1	117	123
June	(12.6)	1.2	128	142
2nd Qtr-To-Date	(10.1)	0.7	245	265
Year-To-Date (5 Mos)	(9.5)	(2.9)	578	618

Andy Hall, President and Chief Executive Officer, commented, “June was a disappointing month as the economic environment remained challenging.  We continued to focus on those aspects of our business that we can control and ended the month with comparable store inventories down 13%.  Our financial strength remained intact, and we had no borrowings on our $250 million revolving credit facility at month-end.”

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Stage Stores Reports
June Sales
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Mr. Hall continued, “On July 3, 2009, we took advantage of our financial strength by acquiring the Goody’s name through their bankruptcy auction.  We intend to use the Goody’s name in select new store markets in which there is a stronger customer awareness of the Goody’s name.  We have identified approximately 50 former Goody’s markets that meet our small town business model criteria of being under-served with minimal competition.  All of our new stores, regardless of nameplate, will utilize our current merchandising concepts and format.  We are excited to have the flexibility to use the Goody’s name where appropriate.”

Store Activity
The Company did not open any new stores during June.  During the month, the Company closed Peebles stores in Siler City, NC and Stafford, VA, and a Palais Royal store in Houston, TX.  Looking forward, the Company does not expect to open any new stores in July, while it expects to open 14 to 16 new stores during the last half of the year.

About Stage Stores
Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 744 stores located in 39 states.  The Company currently operates its stores under the four names of Bealls, Palais Royal, Peebles and Stage.  For more information about Stage Stores, visit the Company’s web site at www.stagestores.com.

Caution Concerning Forward-Looking Statements
This document contains “forward-looking statements”. Forward-looking statements reflect our expectations regarding future events and operating performance and often contain words such as "believe", "expect", "may", "will", "should", "could", "anticipate", "plan" or similar words.  In this document, forward-looking statements include comments regarding the number of new stores that the Company expects to open during the remainder of the year.  Forward-looking statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on March 30, 2009, and other factors as may periodically be described in our other filings with the SEC.  Forward-looking statements speak only as of the date of this document.  We do not undertake to update our forward-looking statements.

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